SGS REPORTS RECORD THIRD QUARTER 2007 REVENUE OF $76.5 MILLION, UP 16.4% VERSUS 2006

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the third quarter of 2007 increased by 16.4% versus the same period in 2006. Sales for the third quarter increased by $10.8 million from $65.7 million in the prior year's quarter to $76.5 million in the third quarter of 2007 (all numbers have been adjusted for "discontinued operations." Discontinued operations show the impact of the previously announced 2/28/07 reduction in SGS' ownership position in the Mozaic Group from 51% to 10%). The increase in sales from quarter to quarter was in large part due to acquisitions completed in 2006 and 2007 which accounted for $8.6M of new revenues in the third quarter of 2007 versus the third quarter of 2006. Revenues from continuing operations were up $2.2 million, or 3.3% in the third quarter of 2007 versus the third quarter of 2006. Of this $2.2M increase in revenue from continuing operations, $1.2M was due to a change in the accounting for shipping and handling. Another $0.9M was due to currency fluctuations.

For the first nine months of 2007, sales increased by $24.9 million or 12.0% versus the same period in 2006. Sales during the first nine months of 2007 were $232.0 million versus $207.1 million in 2006. Acquisitions accounted for $19.5 million of the increase in year-to year sales. The remaining $5.4 million or 2.7% of increased revenue was in continuing operations. Of this $5.4M, $3.2M was due to a change in the accounting for shipping and handling. Another $2.0M was due to currency fluctuations.

Net income for the third quarter decreased $1.2 million from a negative $0.3 million in 2006 to a negative $1.5 million in 2007. The decline in net income was primarily due to the acquisitions discussed above which added more cost than revenue. Roughly $1.0 million of the increase in cost was the amortization of the deferred acquisition payments for the C. M. Jackson acquisition. This amortization charge had no cash impact. Net income for the first nine months of 2007 was down $2.3 million from one year ago to a negative $0.6 million in 2007 versus a positive $1.7 million in 2006. The decline in income was due to the costs of the acquired businesses running higher than their revenues. The amortization of the C. M. Jackson deferred payments was again the major single factor causing costs to increase by roughly $2.2 million during the nine months ended September 30, 2007. Net income in the third quarter of 2006 had been positively impacted by $1.3M from prior period adjustments to the accrual for self-insurance.

EBITDA in the third quarter decreased by $0.2M, from $13.8 million in 2006 to $13.6 million in the current year. Included in the third quarter 2007 EBITDA are restructuring charges of $0.7 million, management fees of $0.1million, and acquisition expenses of $1.2 million. For the first nine months of the year, EBITDA decreased by $0.9M from $44.3M during the first nine months of 2006 to $43.4M during the first nine months of 2007. EBITDA in January-September 2007 would have been $48.8M but for the incurrence of $5.4M in acquisition, management fee and restructuring related charges. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter End 09/30/07 (in millions)	Quarter End 09/30/06 (in millions)	Nine Month End 09/30/07 (in millions)	Nine Month End 09/30/06 (in millions)
Revenue	$ 76.5	$ 65.7	$ 232.0	$ 207.1
Net income	(1.5)	(0.3)	(0.6)	1.7
Subtract:
Income/(Loss) from Discontinued Operations	--	(0.2)	0.7	(0.3)
Add:
Depreciation and amortization	6.1	4.9	17.0	13.9
Other expense	0.5	(0.1)	0.7	0.4
Interest expense	9.4	9.0	27.6	26.1
Income tax provision	(0.9)	0.1	(0.6)	1.9
EBITDA	$ 13.6	$ 13.8	$ 43.4	$ 44.3

EBITDA in the third quarter of 2006 had been positively impacted by $2.1M for changes in accounting estimates related to a self-insurance accrual.

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "The employees of Southern Graphic Systems continued to deliver record sales during the first nine months of 2007. Now that we have largely integrated the acquisitions we made over the past twelve to fifteen months, we expect to see further increases in revenue and profit from increased efficiencies. Early indications from our sales force are positive in that regard."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EST on November 14, 2007. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 23643492

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.